TRANSFER AGENCY AGREEMENT

This Agreement made as of the 30th of August, 1994 between Bull & Bear Funds II, Inc., a Maryland corporation ("Fund"), whose series include: Bull & Bear Dollar Reserves; Bull & Bear Global Income Fund; and Bull & Bear U.S. Government Securities Fund, having its principal office and place of business at 11 Hanover Square, New York, New York 10005 and Supervised Service Company Inc., ("SSC") a Delaware corporation having its principal office and place of business at 120 South LaSalle, Chicago IL 60603 (hereinafter referred to as the "Transfer Agent").

                              W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

         1. "APPROVED INSTITUTION" shall mean an entity so named in a Certificate. From time to time the Fund may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity or deleting any entity named in a previously delivered Certificate.

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         2.       THE "BOARD OF DIRECTORS" shall mean the Board of Directors of the Fund.

         3. "CERTIFICATE" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent by the Fund which is signed by any Officer, as hereinafter defined, and actually received by the Transfer Agent.

         4. "CUSTODIAN" shall mean the financial institution appointes as custodian under the terms and conditions of the Custody Agreement between the financial institution and the Fund, or its successor(s).

         5. "FUND BUSINESS DAY" shall be deemed to be each day on which the New York Stock Exchange, Inc. is open for trading.

         6. "OFFICER" shall be deemed to be the Fund's President, any Vice President of the Fund, the Fund's Secretary, the Fund's Treasurer, the Fund's Controller, any Assistant Controller of the Fund, any Assistant Treasurer of the Fund and any Assistant Secretary of the Fund, and any other person duly authorized by the Board of Directors of the Fund to execute any Certificate, instruction, notice or other instrument on behalf of the Fund and named in the Certificate annexed hereto as Appendix A, as such Certificate may be amended from time to time, and any person

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reasonably believed by the Transfer Agent to be such a person.

         7. "OUT-OF-POCKET EXPENSES" means amounts reasonably necessary and actually incurred by Transfer Agent in the provision of Transfer Agent services or pursuant to this Agreement for the following purposes: postage (and first class mail insurance in connection with mailing share certificates), envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders, microfilm used to record transactions in shareholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes by outside firms. Transfer Agent may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of out-of-pocket expenses reimbursable hereunder; and such other expenses paid or incurred by Transfer
Agent at the request of the Fund. Any charges associated with special or exception processing shall also be considered Out-of-Pocket Expenses. 8. "PROSPECTUS" shall mean the most recent Fund prospectus actually received by the Transfer Agent from the Fund with respect to which the Fund has indicated a registration statement under the Federal Securities Act of 1933 has becomes effective, including the

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Statement of Additional Information, incorporated by reference therein.

         9. "SHARES" shall mean all or any part of each class or series of the shares of common stock of the Fund or Portfolio listed in the Certificate as to which the Transfer Agent acts as transfer agent hereunder, as may be amended from time to time, which are authorized and/or issued by the Fund.

         10. "TRANSFER AGENT" shall mean Supervised Service Company, Inc., ("SSC"), as transfer agent and dividend disbursing agent under the terms and conditions of this Agreement, its successor(s) or assign(s).

                                   ARTICLE II
                          APPOINTMENT OF TRANSFER AGENT

        1. The Fund hereby constitutes and appoints the Transfer Agent as transfer agent of all the Shares of the Fund and as dividend disbursing agent during the period of this Agreement.

        2. The Transfer Agent hereby accepts appointment as transfer agent and dividend disbursing agent and agrees to perform duties thereof as hereinafter set forth.

        3. In connection with such appointment, the Fund upon the request of the Transfer Agent, shall deliver the following documents to the Transfer Agent:

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                  (i)        A copy of the Articles of Incorporation of the Fund
and all amendments thereto certified by the Secretary of the Fund;

                  (ii) A copy of the By-Laws of the Fund certified by the Secretary of the Fund;

                  (iii) A copy of a resolution of the Board of Directors of the Fund certified by the Secretary of the Fund appointing the Transfer Agent and authorizing the execution of this Transfer Agency Agreement;

                  (iv) A Certificate signed by the Secretary of the Fund specifying: the number of authorized Shares, the number of such authorized Shares issued, the number of such authorized Shares issued and currently outstanding; the names and specimen signatures of the Officers of the Fund; and the name and address of the legal counsel for the Fund;

                  (v) Specimen Share certificate for each or series class of Shares in the form approved by the Board of Directors of the Fund (and in a format compatible with the Transfer Agent's system), together with a Certificate signed by the Secretary of the Fund as to such approval;

                  (vi) Copies of the Fund's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by

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the Fund with the Securities and Exchange Commission under the Securities Act of
1933, as amended, and under the Investment Company Act of 1940, as amended, together with any applications filed in connection therewith; and

                  (vii) Opinion of counsel for the Fund with respect to the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor.)

                                   ARTICLE III
                      AUTHORIZATION AND ISSUANCE OF SHARES

         1. The Fund shall deliver to the Transfer Agent the following documents on or before the effective date of any increase or decrease in the total number of Shares authorized to be issued:

                  (a) A certified copy of the amendment to the Articles of Incorporation giving effect to such increase or decrease;

                  (b) In the case of an increase, an opinion of counsel for the Fund with respect to the validity of the Shares of the Fund and the status of such Shares under the Securities Act of 1933, as amended, and any other

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applicable  federal law or regulation  (i.e., if subject to  registration,  that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor); and

                  (c) In the case of an increase, if the appointment of the Transfer Agent was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Fund increasing the authority of the Transfer Agent.

         2. Prior to the issuance of any additional Shares of the Fund pursuant to stock dividends or stock splits, etc., and prior to any reduction in the number of shares outstanding, the Fund shall deliver the following documents to the Transfer Agent:

                  (a) A certified copy of the resolution(s) adopted by the Board of Directors and/or the shareholders of the Fund authorizing such issuance of additional Shares of the Fund or such reduction, as the case may be, and

                  (b) An opinion of counsel for the Fund with respect to the validity of the Shares of the Fund and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective, or, if exempt, the

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specific grounds therefor).

                                   ARTICLE IV
                     RECAPITALIZATION OR CAPITAL ADJUSTMENT

      1. In the case of any negative stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, the Transfer Agent will issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:

                  (a) A Certificate authorizing the issuance of the Share certificates in the new form;

                  (b) A certified copy of any amendment to the Articles of Incorporation with respect to the change;

                  (c) Specimen Share certificates for each class of Shares in the new form approved by the Board of Directors of the Fund, with a Certificate signed by the Secretary of the Fund as to such approval; and

                  (d) An opinion of counsel for the Fund with respect to the validity of the Shares in the new form and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that the Shares have been registered and that the Registration Statement has become effective or, if exempt, the

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specific grounds therefor.)

         2. The Fund at its expense shall furnish the Transfer Agent with a sufficient supply of blank Share certificates in the new form and from time to time will replenish such supply upon the request of the Transfer Agent. Such blank Share certificates shall be compatible with the Transfer Agent's system and shall be properly signed by facsimile or otherwise by Officers of the Fund authorized by law or by the By-Laws to sign Share certificates and, if required shall bear the corporate Seal or facsimile thereof. The Fund agrees to indemnify and exonerate, save and hold the Transfer Agent harmless, from and against any and all claims or demands that may be asserted against the Transfer Agent with respect to the genuineness of any Share certificate supplied to the Transfer Agent by the Fund pursuant to this section 2.

                                    ARTICLE V
                                    ISSUANCE,
                        REDEMPTION AND TRANSFER OF SHARES

      1. (a) The Transfer Agent acknowledges that it has received a copy of the Fund's Prospectus, which Prospectus describes how sales and redemption of shares of the Fund shall be made, and the Transfer Agent agrees to accept purchase orders and redemption requests with respect to Fund shares on each Fund Business Day in


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accordance with such  Prospectus.  The Fund agrees to provide the Transfer Agent with sufficient advance notice to enable the Transfer Agent to effect any changes in the procedures set forth in the Prospectus regarding such purchase and redemption procedure; provided, however, that in no event will such advance notice be less than 30 days.

                  (b) The Transfer Agent shall also accept with respect to each Fund Business Day, at such times as are agreed upon from time to time by the Transfer Agent and the Fund, a computer tape or electronic data transmission consistent in all respects with the Transfer Agent's record format, as amended from time to time, which is reasonably believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution. The Transfer Agent shall not be liable for any losses or damages to the Fund or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect.

         2. On each Fund Business Day the Transfer Agent shall, as of the time at which the Fund computes the net asset value of the Fund, issue to and redeem from the accounts specified in a purchase

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order,  redemption  request,  or computer tape or electronic data  transmission, which in accordance with the Prospectus is effective on such Fund Business Day, the appropriate number of full and fractional Shares based on the net asset value per Share of such Fund specified in an advice received on such Fund Business Day from the Fund. Notwithstanding the foregoing, if a redemption specified in a computer tape or electronic data transmission is for a dollar value of Shares in excess of the dollar value of uncertificated Shares in the specified account, the Transfer Agent shall not effect such redemption in whole or in part and shall within twenty-four hours orally advise the Approved Institution which supplied such tape of the discrepancy.

         3. In connection with a reinvestment of a dividend or distribution of Shares of the Fund, the Transfer Agent shall as of each Fund Business Day, as specified in a Certificate or resolution described in paragraph 1 of succeeding
Article VI, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from the Fund on such Fund Business Day.

         4. On each Fund Business Day the Transfer Agent shall supply the Fund with a statement specifying with respect to the immediately preceding Fund Business Day: the total number of

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Shares of the Fund (including  fractional  Shares) issued and outstanding at the opening of business on such day; the total number of Shares of the Fund sold on such day, pursuant to preceding paragraph 2 of this Article; the total number of Shares of the Fund redeemed from Shareholders by the Transfer Agent on such day; the total number of Shares of the Fund, if any, sold on such day pursuant to preceding paragraph 3 of this Article, and the total number of Shares of the Fund issued and outstanding.

         5. In connection with each purchase and each redemption of Shares, the Transfer Agent shall send such statements as are prescribed by the Federal Securities laws applicable to transfer agents or as described in the Prospectus. If the Prospectus indicates that certificates for Shares are available and if specifically requested in writing by any shareholder, or if otherwise required hereunder, the Transfer Agent will countersign, issue and mail to such shareholder at the address set forth in the records of the Transfer Agent a Share certificate for any full Share requested.

         6. As of each Fund Business Day the Transfer Agent shall furnish the Fund with an advice setting forth the number and dollar amount of Shares to be redeemed on such Fund Business Day in accordance with paragraph 2 of this Article.

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         7. Upon receipt of a proper redemption request and moneys paid to it by the Custodian in connection with a redemption of Shares, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law (a) in the case of a redemption of Shares pursuant to a redemption described in preceding paragraph 1(a) of this Article, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus, and (b) in the case of a redemption of Shares pursuant to a computer tape or electronic data transmission described in preceding paragraph 1(b) of this Article, make payment by directing a federal funds wire order to the account previously designated by the Approved Institution specified in said computer tape or electronic data transmission.

         8. The Transfer Agent shall not be required to issue any Shares after it has received from an Officer of the Fund or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such written notification.

         9. Upon the issuance of any Shares in accordance with this Agreement the Transfer Agent shall not be responsible for the

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payment of any original  issue or other taxes required to be paid by the Fund in connection with such issuance of any Shares.

         10. The Transfer Agent shall accept a computer tape or electronic data transmission consistent with the Transfer Agent's record format, as amended from time to time, which is reasonably believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution and is represented to be instructions with respect to the transfer of Shares from one account of such Approved Institution to another such account, and shall effect the transfers specified in said computer tape or electronic data transmission. The Transfer Agent shall not be liable for any losses to the Fund or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect.

         11.(a) Except as otherwise provided in sub-paragraph (b) of this paragraph and in paragraph 13 of this Article, Shares will be transferred or redeemed upon presentation to the Transfer Agent of Share certificates or instructions properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent deems necessary to evidence the authority of the person making such

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transfer  or  redemption,  and bearing  satisfactory  evidence of the payment of stock transfer taxes. In the case of small estates where no administration is contemplated, the Transfer Agent may, when furnished with an appropriate surety bond, and without further approval of the Fund, transfer or redeem Shares registered in the name of a decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by various states. The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the stock certificate or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an authorized officer of the Fund, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15 under the Securities Exchange Act of 1934. The Transfer Agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Transfer Agent, in its judgement, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer or redemption. The Transfer Agent may, in effecting

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transfers and redemptions of Shares,  rely upon those  provisions of the Uniform
Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Fund shall indemnify the Transfer Agent for any act done or omitted by it in good faith in reliance upon such laws. In no event will the Fund indemnify the Transfer Agent for any act done by it as a result of willful misfeasance, bad faith, negligence or reckless disregard of its duties.

         (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, the Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, or transfer, of Shares whenever the Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectus.

         12. Notwithstanding any provision contained in this agreement to the contrary, the Transfer Agent shall not be required or expected to require, as a condition to any transfer of any Shares pursuant to paragraph 13 of this Article or any redemption of any


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Shares pursuant to a computer tape or electronic data transmission  described in this Agreement, any documents, including, without limitation, any documents of the kind described in sub-paragraph (a) of paragraph 13 of this Article, to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

         13. (a) As used in this Agreement, the terms "computer tape or electronic data transmission" and "computer tape believed by the Transfer Agent to be furnished by an Approved Institution", shall include any tapes generated by the Transfer Agent to reflect information believed by the Transfer Agent to have been input by an Approved Institution, via a remote terminal or other similar link, into a data processing, storage, or collection system, or similar system (the "System"), located on the Transfer Agent's premises. For purposes of paragraph 1 of this Article, such a computer tape or electronic data transmission shall be deemed to have been furnished at such times as are agreed upon from time to time by the Transfer Agent and Fund only if the information reflected thereon was input to the System at such times as are agreed upon in writing from time to time by the Transfer Agent and the Fund.

         (b)      Nothing contained in this Agreement shall constitute any


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agreement  or  representation  by the Transfer  Agent to permit,  or to agree to permit, any Approved Institution to input information into a System.

         (c) The Transfer Agent reserves the right to approve, in advance, any Approved Institution, such approval not to be unreasonably withheld. The Transfer Agent also reserves the right to terminate any and all automated data communications, at its discretion, upon a reasonable attempt to notify the Fund when in the reasonable opinion of the Transfer Agent continuation of such communications would jeopardize the accuracy and/or integrity of the Fund's records on the System.

                                   ARTICLE VI
                           DIVIDENDS AND DISTRIBUTIONS

     1. The Fund shall furnish to the Transfer Agent a copy of a resolution of its Board of Directors, certified by the Secretary or any Assistant Secretary, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any,


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payable to the Transfer  Agent on such payment  date,  or (ii)  authorizing  the declaration of dividends and distributions on a daily or other periodic basis and authorizing the Transfer Agent to rely on a Certificate setting forth the information described in subsection (i) of this paragraph.

         2. Upon the mail date specified in such Certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of the Transfer Agent on behalf of the Fund an amount of cash, if any, sufficient for the Transfer Agent to make the payment, as of the mail date, specified in such Certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. The Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date by: (i) mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address, or (ii) wiring such amounts to the accounts previously designated by an Approved Institution, as the case may be. The Transfer Agent shall not be liable for any improper payments made in good faith and without negligence, in accordance with a Certificate or resolution described in the preceding paragraph. If the Transfer Agent shall


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not receive  from the  Custodian  sufficient  cash to make  payments of any cash dividend or distribution to all shareholders of the Fund as of the record date, the Transfer Agent shall, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent.

         3. It is understood that the Transfer Agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders. It is expressly agreed and understood that the Transfer Agent is not liable for any loss as a result of processing a distribution based on information provided in the Certificate that is incorrect. The Fund agrees to pay the Transfer Agent for any and all costs, both direct and out-of-pocket expenses, incurred in such corrective work as necessary to remedy such error.

         4. It is understood that the Transfer Agent shall file such appropriate information returns concerning the payment of dividend and capital gain distributions with the proper federal, state and local authorities as are required by law to be filed by the Fund but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by

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applicable law.

                                   ARTICLE VII
                               CONCERNING THE FUND

               1. The Fund represents to the Transfer Agent that:

               (a) It is a corporation duly organized and existing under the laws of the State of Maryland.

               (b) It is empowered under  applicable laws and by its Articles of
               Incorporation   and  By-Laws  to  enter  into  and  perform  this
               Agreement.

               (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

               (d) It is an investment company registered under the Investment Company Act of 1940, as amended.

               (e) A registration statement under the Securities Act of 1933, as amended, with respect to the Shares is effective. The Fund shall notify the Transfer Agent if such registration statement or any state securities registrations have been terminated or a stop order has been entered with respect to the Shares.

     2. Each copy of the Articles of Incorporation of the Fund and copies of all amendments thereto shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if such Articles of Incorporation and/or


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amendments  are required by law also to be filed with a county or other  officer or official body, a certificate of such filing shall be filed with a certified copy submitted to the Transfer Agent. Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Fund, shall be certified by the Secretary of the Fund.

         3. The Fund shall promptly deliver to the Transfer Agent written notice of any change in the Officers authorized to sign Share Certificates, notifications or requests, together with a specimen signature of each new Officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Transfer Agent may issue such Share certificates of the Fund notwithstanding such death, resignation or removal, and the Fund shall promptly deliver to the Transfer Agent such approval, adoption or ratification as may be required by law.

         4. It shall be the sole responsibility of the Fund to deliver to the Transfer Agent the Fund's currently effective Prospectus and, for purposes of this Agreement, the Transfer Agent shall not be deemed to have notice of any information contained in such Prospectus until a reasonable time, not to exceed ten (10)

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business days, after it is actually received by the Transfer Agent.

                                  ARTICLE VIII
                          CONCERNING THE TRANSFER AGENT

            1. The Transfer Agent represents and warrants to the Fund that:

               (a) It is a corporation duly organized and existing under the laws of the State of Delaware.

               (b) It is empowered under applicable law and by its Charter and By-laws to enter into and perform this Agreement.

               (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

               (d) It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended.

     2. The Transfer Agent shall not be liable and shall be indemnified in acting upon any computer tape or electronic data transmission, writing or document reasonably believed by it to be genuine and to have been signed or made by an Officer of the Fund or person designated by the Fund and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Fund or such person. It shall also be protected in processing Share certificates which bear the proper countersignature of the Transfer Agent and which it reasonably believes to bear the proper manual or facsimile signature of the Officers of the Fund.

         3. The Transfer Agent upon reasonable notice to the Fund may establish such additional procedures, rules and regulations governing the transfer or registration of Share certificates as it may deem advisable and consistent with such rules and regulations generally adopted by mutual fund transfer agents.

         4. The  Transfer  Agent  shall keep such  records as are  specified  in
Schedule II hereto in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the Investment Company Act of 1940, as amended. The Transfer Agent acknowledges that such records are the property of the Fund. The Transfer Agent may deliver to the Fund from time to time at its discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers, documents accumulated in the execution of its duties as such Transfer Agent, as the Transfer Agent may deem expedient, other than those which the Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, cancelled Share certificate, or other document so returned, if and when required. The records specified in Schedule II hereto maintained by the Transfer Agent pursuant to this paragraph 4, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph 4, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the officers, employees, auditors of the Fund, or such staff of applicable regulatory agencies as the Fund may designate, and records shall be delivered to the Fund upon request and in any event upon the date of termination of this Agreement, as specified in Article IX of this Agreement, in the form and manner kept by the Transfer Agent on such date of termination or such earlier date as may be requested by the Fund.

         5. The Transfer Agent shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, except for any loss or damage arising out of its bad faith, negligence, willful misfeasance, gross negligence or reckless disregard of its duties under this agreement.

         6 (a) The Fund shall indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by any prior transfer agent of the Fund or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without negligence or willful misconduct or in reliance upon (i) any provision of this Agreement; (ii) the Prospectus; (iii) any instruction or order including, without limitation, any computer tape or electronic data transmission reasonably believed by the Transfer Agent to have been received from an Approved Institution; (iv) any instrument, order or Share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Fund; (v) any Certificate or other instructions of an Officer; or (vi) any opinion of legal counsel for the Fund or the Transfer Agent. The Fund shall indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without negligence in connection with its appointment or in reliance upon any law, act, regulation or any interpretation of the same even though such law, act or regulation may thereafter have been altered, changed, amended or repealed.

                  (b) The Transfer Agent shall not settle any claim, demand, expense or liability to which it may seek indemnity pursuant to paragraph 6(a) above (each, an "Indemnifiable Claim") without the express written consent of an Officer of the Fund. The Transfer Agent shall notify the Fund within 15 days of receipt of notification of an Indemnifiable Claim, provided that the failure by the Transfer Agent to furnish such notification shall not impair its right to seek indemnification from the Fund unless the Fund is unable to adequately defend the Indemnifiable Claim as a result of such failure, or if as a result of the Transfer Agent's failure to provide the Fund with timely notice of the institution of litigation a judgment by default is entered. The Fund shall have the right to defend any Indemnifiable Claim at its own expense, provided that such defense shall be conducted by counsel selected by the Fund. The Transfer Agent may join in such defense at its own expense, but to the extent that it shall so desire the Fund shall direct such defense. The Fund shall not settle any Indemnifiable Claim without the express written consent of the Transfer Agent if the Transfer Agent determines that such settlement would have an adverse effect on the Transfer Agent beyond the scope of this Agreement. In the event the Transfer Agent does not provide its written consent, each of the Fund and the Transfer Agent shall be responsible for their own defense at their own cost and expense, and such claim shall not be deemed an Indemnifiable Claim hereunder. If the Fund shall fail or refuse to defend an Indemnifiable Claim, the Transfer Agent may provide its own defense at the cost and expense of the Fund. Anything in this Agreement to the contrary notwithstanding, the Fund shall not indemnify the Transfer Agent against any liability or expense arising out of the Transfer Agent's willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

         The Transfer Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent's lack of good faith, negligence or willful misconduct.

         7. The Transfer Agent shall not be liable to the Fund with respect to any redemption draft on which the signature of the drawer is forged and which the Fund's Custodian or Cash Management Bank has advised the Transfer Agent to honor the redemption. Provided that the Transfer Agent inspects redemption drafts with reasonable care to verify the drawer's signature against signatures on file, the Transfer Agent shall not be liable for any material alteration or absence or forgery of any endorsement.

         8. There shall be excluded from the consideration of whether the Transfer Agent has been negligent or has breached this Agreement, any period of time, and only such period of time, during which the Transfer Agent's performance is materially affected, by reason of circumstances beyond its control and not reasonably foreseeable in that the Transfer Agent could not reasonable have made back-up or alternative arrangements (collectively, "Causes"), including, without limitation (except as provided below), mechanical breakdowns of equipment (including any alternative power supply and operating systems software), flood or catastrophe, acts of God, failures of transportation, communication or power supply, strikes, lockouts, work stoppages or other similar circumstances.

         9. At any time the Transfer Agent may apply to an Officer of the Fund for written instructions with respect to any matter arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or permitted by it in good faith in accordance with such written instructions. Such application by the Transfer Agent for written instructions from an Officer of the Fund may set forth in writing any action proposed to be taken or omitted by the Transfer Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. The Transfer Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting any such action, the Transfer Agent has received written instructions in response to such application specifying the action to be taken or omitted. The Transfer Agent may consult counsel of the Fund, or if acceptable to the Fund, its own counsel, at the expense of the Fund and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Fund or its own counsel.

         10. The Transfer Agent may issue new Share certificates in place of certificates represented to have been lost, stolen, or destroyed upon receiving written instructions from the shareholder accompanied by proof of an indemnity or surety bond issued by a recognized insurance institution specified by the Fund or the Transfer Agent. If the Transfer Agent receives written notification from the shareholder or broker dealer that the certificate issued was never received, and such notification is made within 30 days of the date of issuance, the Transfer Agent may reissue the certificate without requiring a surety bond. The Transfer Agent may also reissue certificates which are represented as lost, stolen, or destroyed without requiring a surety bond provided that the notification is in writing and accompanied by an indemnification signed on behalf of a member firm of the New York Stock Exchange and signed by an officer of said firm with the signature guaranteed. Notwithstanding the foregoing, the Transfer Agent will reissue a certificate upon written authorization from an Officer of the Fund.

         11. In case of any requests or demands for the inspection of the shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund promptly and to secure instructions from an Officer as to such inspection. The Transfer Agent reserves the right, however, to exhibit the shareholder records to any person whenever it receives an opinion from its counsel that there is a reasonable likelihood that the Transfer Agent will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure the Transfer Agent shall promptly notify the Fund that such disclosure has been made or is to be made.

         12. At the request of an Officer of the Fund the Transfer Agent will address and mail such appropriate notices to shareholders as the Fund may direct.

         13. Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:

                  (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such sale or issuance;
                  (b) The legality of a transfer of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such transfer or redemption;

                  (c) The legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend; or

                  (d) The legality of any recapitalization or readjustment of Shares.

         14. The Transfer Agent shall be entitled to receive and the Fund hereby agrees to pay to the Transfer Agent for its performance hereunder, including its performance of the duties and functions set forth in Schedule I hereto, (i) its reasonable out-of-pocket expenses (including reasonable legal expenses and attorney's fees) incurred in connection with its performance hereunder and (ii) such compensation as may be agreed upon in writing from time to time by the Transfer Agent and the Fund.

         15. The Transfer Agent shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Transfer Agent.

         16.      Purchase and Prices of Services.

                  (a) The Fund will compensate the Transfer Agent for, and Transfer Agent will provide, beginning on the execution date of this Agreement and continuing until the termination of this Agreement as provided hereinafter, the Services set forth in Schedule I.

                  (b) The current unit prices for the Services are set forth in Schedule III (the "Schedule III Fee Schedule"). Once in each calendar year, after the third anniversary of the date hereof, the Transfer Agent may elect to raise the Schedule III Fees upon ninety (90) days prior notice to the Fund. Notwithstanding the annual right to raise the Schedule III Fees, the Transfer Agent may increase prices due to changes in legal or regulatory requirements subject to the approval of the Fund, which approval shall not be unreasonably withheld.

         17.      Billing and Payment.

                  (a) The Transfer Agent shall bill the Fund as follows: (i) monthly in arrears for Accounts maintained and Out-of-Pocket Expenses; and (ii) monthly in advance for estimated postage expenses to be incurred by the Transfer Agent for the following month. Documentation to support reconciliation of actual postage expense charges will be provided to the Fund monthly. The Transfer Agent may from time to time request the Fund to make additional advances when appropriate.

                  (b) The Fund shall pay the Transfer Agent in immediately available funds at United Missouri Bank in Kansas City, Missouri within thirty
(30) days of the date of the bill and receipt of supporting documents. Any amounts due under this Agreement which are not paid within said thirty (30) day period shall bear interest at the rate of one and one-half percent (1 1/2%) per month from such date until paid in full.

                                   ARTICLE IX
                                   TERMINATION

          Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of receipt of such notice. In the event such notice is given by the Fund, it shall be accompanied by a copy of a resolution of the Board of Directors of the Fund, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by the Transfer Agent, the Fund shall on or before the termination date, deliver to the Transfer Agent a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Fund shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

         In the event this Agreement is terminated as provided herein, the Transfer Agent, upon the written request of the Fund, shall deliver the records of the Fund on electromagnetic media to the Fund or its successor transfer agent. The Fund shall be responsible to the Transfer Agent for the reasonable costs and expenses associated with the preparation and delivery of such media.

                                    ARTICLE X
                                  MISCELLANEOUS

         1. The Fund agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of the Transfer Agent thereto, which consent shall not be unreasonably withheld.

         2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and mailed or delivered to it at its office at the address first above written, or at such other place as the Fund may from time to time designate in writing.

         3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent shall be sufficiently given if addressed to the Transfer Agent and mailed or delivered to the Secretary at 120 South LaSalle, Chicago, IL, with a copy to the President at 811 Main Street, Kansas City, MO, or at such other place as the Transfer Agent may from time to time designate in writing.

         4. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

         5. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except that the Transfer Agent may assign this Agreement to a corporate affiliate with advance written notice to and consent by the Fund, which consent shall not be unreasonably withheld.

         6. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

         7. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

         8. The provisions of this Agreement are intended to benefit only the Transfer Agent and the Fund, and no rights shall be granted to any other person by virtue of this Agreement.

         9.       (a)      The Transfer Agent will endeavor to assist in
resolving shareholder inquiries and errors relating to the period during which prior transfer agents acted as such for the Fund. Any such inquiries or errors which cannot be expediently resolved by the Transfer Agent will be referred to the Fund.

                  (b) The Transfer Agent shall only be responsible for the safekeeping and maintenance of transfer agency records, cancelled certificates and correspondence of the Fund created or produced prior to the time of conversion which are under its control and acknowledged in a writing to the Fund to be in its possession. Any expenses or liabilities incurred by the Transfer Agent as a result of shareholder inquiries, regulatory compliance or audits related to such records and not caused as a result of Transfer Agent's bad faith, willful malfeasance or negligence shall be the responsibility of the Fund as provided in Article VIII herein.

         10. The Transfer Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for periodic backup or computer files and data with respect to the Fund and emergency use of electronic data processing equipment. In the event of equipment failures the Transfer Agent shall at no additional expense to the Fund, take all reasonable steps to minimize service interruptions, the Transfer Agent shall have no liability with respect to the loss of data or service interruptions caused by equipment failures, provided such loss or interruption is not caused by the negligence of the Transfer Agent and provided further that the Transfer Agent has complied with the provisions of this Paragraph.

         11. The Transfer Agent agrees on its own behalf and that of its employees to make reasonable efforts to keep confidential all records of the Fund and information relating to the Fund and its shareholders (past, present and future), its investment advisor and its principal underwriter, unless the release of such records or information is otherwise consented to, in writing, by the Fund prior to its release. The Fund agrees that such consent shall not be unreasonably withheld, and may not be withheld where Transfer Agent may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

         12. The Transfer Agent shall maintain insurance of the types and in the amounts deemed by it to be appropriate. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Fund, the Transfer Agent or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.
         13. The Transfer Agent represents and warrants that, to the best of its knowledge, the various procedures and systems which the Transfer Agent has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of the Fund's blank checks, certificates, records and other data and the Transfer Agent's equipment, facilities and other property used in the performance of its obligations hereunder are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The Transfer Agent shall review such systems and procedures on a periodic basis and the Fund shall have access to review these systems and procedures.

         IN WITNESS WHEREOF, the parties hereto have caused this

Agreement to be executed by their respective corporate officer, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as the day and year first above written.



SUPERVISED SERVICEBULL & BEAR FUNDS II, INC.


By: _________________________           By: _______________________
          (Signature)                             (Signature)

    --------------------------              -----------------------
             (Name)                                  (Name)

    --------------------------              -----------------------
            (Title)                                  (Title)

                                   SCHEDULE I
                             DESCRIPTION OF SERVICES

         In consideration of the fees to be paid in such manner and at such times as Fund and Transfer Agent may agree, Transfer Agent will provide the services set forth below:

         Examine and Process New Accounts, Subsequent Payments, Liquidations, Exchanges, Telephone Transactions, Check Redemptions, Automatic Withdrawals, Certificate Issuance, Wire Order Trades, Dividends, Dividend Statements, Dealer Statements.

DAILY ACTIVITY

         Maintain the following shareholder information in such a manner as the Transfer Agent shall determine:

         Name and Address,  ncluding Zip Code

         Balance of Uncertificated Shares

         Balance of Certificated Shares

         Certificate number, number of shares, issuance date of each certificate outstanding and cancellation date for each certificate date for each certificate no longer outstanding, if issued

         Balance of dollars available for redemption

         Dividend code (daily accrual, monthly reinvest, monthly cash or quarterly cash)

         Type of account code

         Establishment date indicating the date an account was opened, carrying forward pre-conversion data as available

         Original establishment date for accounts opened by exchange

         W-9 withholding status and periodic reporting

         State of residence code

         Social Security or taxpayer identification number, and indication of certification

         Historical transactions on the account for the most recent 18 months, or other period as mutually agreed to from time-to-time


         Indication as to whether phone transactions can be accepted for this account. Beneficial owner code, i.e. male, female, joint tenant, etc.

         An alternate or "secondary" account number issued by a dealer (or bank, etc.) to a customer for use, inquiry and transaction input by "remote accessors"


FUNCTIONS

         Answer investor and dealer telephone and/or written inquiries, except those concerning Fund policy, or requests for investment advice which will be referred to the Fund, or those which the Fund chooses to answer

         Deposit  Fund  share   certificates   into  accounts  upon  receipt  of
         instructions from the investor or other authorized person, if issued

         Examine and process transfers of shares insuring that all transfer requirements and legal documents have been supplied

         Process and confirm address changes

         Process standard account record changes as required, i.e. Dividend Codes, etc.

         Microfilm source documents for transactions, such as account applications and correspondence

         Perform backup withholding for those accounts which federal government regulations indicate is necessary

         Perform withholdings on liquidations, if applicable, for employee benefit plans. Prepare and mail 5498s and 1099R's

         Solicit missing taxpayer identification numbers

         Provide remote access inquiry to Fund records via Fund supplied hardware (Fund responsible for connection line and monthly fee)


REPORTS PROVIDED

         Daily Journals            Reflecting all shares and
                                   dollar activity for the previous day

         Blue Sky Report           Supply information monthly for Fund's
                                   preparation of Blue Sky Reporting

         N-SAR Report              Supply monthly correspondence,
                                   redemption and liquidation
                                   information for use in fund's
                                   N-SAR Report

         Additionally, monthly average daily balance reports will be provided at the Fund's request to the Fund at no charge. Prepare and mail copies of summary statements to dealers and investment advisers

         Generate and mail confirmation statements for financial transactions


DIVIDEND ACTIVITY

         Reinvest or pay in cash including reinvesting in other funds within the fund group serviced by the Transfer Agent as described in each Fund Prospectus

         Distribute capital gains simultaneously with income dividends


DEALER SERVICES

         Prepare and mail confirmation statements to dealers daily

         Prepare and mail copies of statements to dealers, same frequency as investor statements

ANNUAL MEETINGS

         Assist Fund in obtaining a qualified service to: address and mail proxies and related material, tabulate returned proxies and supply daily reports when sufficient proxies have been received

         Prepare certified list of stockholders, hard copy or microform

PERIODIC ACTIVITIES

         Mail transaction confirmation statements daily to investors

         Address and mail four (4) periodic financial reports (material must be adaptable to Transfer Agent's mechanical equipment as reasonably specified by the Transfer Agent)

         Mail periodic statement to investors

         Compute, prepare and furnish all necessary reports to Governmental authorities: Forms 1099R, 1099DIV, 1099B, 1042 and 1042S

         Enclose various marketing material as designated by the Fund in statement mailings, i.e. monthly and quarterly statements (material must be adaptable to mechanical equipment as reasonably specified by the Transfer Agent)

                                   SCHEDULE II
                      RECORDS MAINTAINED BY TRANSFER AGENT


         -        Account applications

         - Cancelled certificates plus stock powers and supporting documents

         - Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

         - Indemnity bonds for replacement of lost or missing stock certificates and checks

         - Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation